Exhibit 99.6

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803       传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P. R. China

Tel: +86-591-87850803 Fax: +86-591-87816904

www.allbrightlaw.com

TO: WORK Medical Technology Group LTD

December 20, 2024

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, rules, judicial interpretations and other legislations of the PRC effective and publicly available as of the date hereof. We have acted as your PRC legal counsel in connection with the proposed offering (the “Offering”) of (A) certain ordinary units (each, an “Ordinary Unit,” and, collectively, the “Ordinary Units”), with each Ordinary Unit consisting of (i) one ordinary share, par value $0.0005 per share (each, an “Ordinary Share,” and, collectively, the “Ordinary Shares”), (ii) one Series A warrant to purchase one Ordinary Share (each, a “Series A Warrant,” and, collectively, the “Series A Warrants”), and (iii) one Series B warrant to purchase one Ordinary Share (each, a “Series B Warrant,” and, collectively, the “Series B Warrants”), and (B) at the election of the purchasers, a certain number of pre-funded ordinary units (each, a “Pre-Funded Ordinary Unit,” and, collectively, the “Pre-Funded Ordinary Units;” together with the Ordinary Units, the “Units”) in lieu of the Ordinary Units, to the extent that the purchase of Ordinary Units would cause the beneficial ownership of a purchaser in the Offering, together with its affiliates, to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the Ordinary Shares immediately following the consummation of the Offering, with each Pre-Funded Ordinary Unit consisting of (i) one pre-funded warrant to purchase one Ordinary Share (each, a “Pre-Funded Warrant,” and, collectively, the “Pre-Funded Warrants”; and together with the Series A Warrants and the Series B Warrants, the “Warrants”), (ii) one Series A Warrant, and (iii) one Series B Warrant.

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A.	Documents Examined, Definition and Information Provided

In rendering this opinion, we have reviewed the Company’s Registration Statement, the Prospectus (as defined below) and the Underwriting Agreement (as defined below). In addition, we have examined the originals or copies, certified or otherwise identified to our satisfaction of the documents as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Entities, the Company and appropriate representatives of the Company. All of these documents are hereinafter collectively referred to as the “Documents.”

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

The Company	means WORK Medical Technology Group LTD
“BVI Subsidiary”	means Work Medical Technology Group Limited
“CSRC”	means the China Securities Regulatory Commission.
“Governmental Agency” or “Governmental Agencies”

or means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorization”

means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any GovernmentalAgency.

“Group Companies”	means the Company, the BVI Subsidiary, the HK Subsidiary and the PRC Entities.
“HK Subsidiary”	means Work Medical Technology Group (China) Limited
“Intellectual Property”	means trademarks, trade names, patent rights, copyrights, computer software, domain names, licenses, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.
“Material Adverse Effect”

means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon (i) the conditions (financial or otherwise), business, properties or results of operations or prospects of the PRC Entities taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated under the Underwriting Agreement and the Prospectus.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, effective on September 8, 2006 and were amended on June 22, 2009.

“PRC Entities”	means all the PRC entities of the Company as listed in Annex A, each of which is a company incorporated under the PRC laws.

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Registration Statement”

the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

“SAFE Rules”

means the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) of the PRC on July 14, 2014 and related rules and regulations.

“Underwriting Agreement”	means the underwriting agreement dated entered into by and between the Company and Univest Securities, LLC, as the representative of the several underwriters named therein.
“Underwriters”	means Univest Securities, LLC and other underwriters named in the Underwriting Agreement, if any.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the PRCEntities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C. Opinion

Based upon the foregoing, we are of the opinion that:

1.	Each of the PRC Entities has been duly organized and is validly existing as a foreign invested enterprise or a PRC domestic company with limited liability and full legal person status under the PRC Laws. As of the date of this opinion, the Company does not own, control or have interests in any PRC entity other than the PRC Entities.

2.	The business license and articles of association of each of the PRC Entities comply with the requirements of the PRC Laws and are in full force and effect. The registered capital of each of the PRC Entities has been timely paid or paid in instalments when due and payable in accordance with PRC Laws and the articles of association of such PRC Entity.

3.	The equity interests in each of the PRC Entities are legally and validly owned by the entities in the percentages set forth in Annex A hereto after the name of such PRC Entity. All Governmental Authorizations required for the ownership of equity interests in each of the PRC Entities by each of its shareholders set forth in Annex A hereto have been obtained by the relevant shareholders or such PRC Entity and are in full force and effect.

4.	To the best of our knowledge after due and reasonable inquiries, all of the equity interests of each of the PRC Entities are free and clear of all liens, charges or any other encumbrances, pledges, security interests, equities or claims or any third-party rights and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Entities.

5.	To the best of our knowledge after due and reasonable inquiry, none of the PRC Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of any of the PRC Entities or its assets, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Entities.

6.	Except as otherwise disclosed in the Prospectus, each of the PRC Entities has obtained all necessary Governmental Authorizations and has full corporate right, power and authority for it to conduct its business in the manner as described in its business license and in the Prospectus, and (A) each of the PRC Entities is in compliance with the provisions of, and is not in violation of all such necessary Governmental Authorizations in all material respects; (B) to the best of our knowledge after due and reasonable inquiries, none of the PRC Entities has received any notification of proceedings relating to the modification, suspension, withdrawal, cancellation or revocation of any such Governmental Authorizations currently held by the PRC Entities or threatened against any of the PRC Entities relating to the modification, suspension, withdrawal, cancellation or revocation of any such necessary Governmental Authorization, and none of the PRC Entities has received any notification of, or is currently subject to legal or administrative proceedings relating to the modification, suspension, withdrawal, cancellation or revocation of any such necessary Governmental Authorization; and (C) nothing has come to our attention that makes us reasonably believe that any of such necessary Governmental Authorizations may be modified, suspended, withdrawn, cancelled or revoked or (where relevant) cannot be renewed upon its expiration date by any Governmental Agency.

7.	Except as otherwise disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiries, none of the PRC Entities is in material breach or violation of, or in material default under, as the case may be, (A) its business license or articles of association; (B) any PRC Laws; or (C) any decree, arbitration award, order or judgment of any Government Agency or PRC court binding on any of the PRC Entities.

8.	To the best of our knowledge after due and reasonable inquiries and except as disclosed in the Prospectus, except that Hangzhou Shanyou Medical Equipment Co., Ltd. involves in two lawsuits as plaintiff, there are no legal, arbitral or governmental proceedings in progress or pending or, to which the other company constituting the Group (the “Group Companies”) is a party or of which any property of any Group Companies located within the PRC is the subject which, insofar as PRC Laws are concerned, except such as would not individually or in aggregate, if the subject of an unfavorable decision, ruling or finding to any of such Group Companies, result in a Material Adverse Effect or adversely affect the consummation of the Offering.

9.	Each of the PRC Entities legally owns or has valid licenses in full force and effect or otherwise has the legal right to use the Intellectual Properties as listed in Annex B; to the best of our knowledge after due and reasonable inquiries, except as disclosed in the Prospectus, (i) none of the PRC Entities is infringing, misappropriating or violating any Intellectual Property of any third party in the PRC; and (ii) there is no pending or threatened action, suit, proceeding or claim by any third party challenging the validity, enforceability or scope or restricting the use of any PRC Entity’s Intellectual Property in the PRC or alleging that any of the Group Companies infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property of others in the PRC, except such as would not, individually or in the aggregate, result in a Material Adverse Effect.

10.	To the best of our knowledge after due and reasonable inquiry and as confirmed by the Company, except that Hangzhou Shanyou Medical Equipment Technology Co., Ltd., holds an interest in the four premises as described on Annex C, none of the other PRC Entities owns any real property in the PRC. Properties the PRC Entities Own are listed in Annex C, and except the No.4 property listed in Annex C, Hangzhou Shanyou Medical Equipment Technology Co., Ltd., has obtained the property ownership certificates of other properties which are valid.

11.	To the best of our knowledge after due and reasonable inquiry, Annex D hereto sets forth all the lease agreements, to which any of the PRC Entities is a tenant. To the best of our knowledge after due and reasonable inquiry, each of the lease agreements as set forth in Annex D hereto is duly executed by their respective terms, valid and legally binding, the leasehold interests of PRC Entities are fully protected by lease agreements that are legally binding and enforceable in accordance with their respective terms under the PRC Laws.

12.	The description of the corporate and shareholding structure of the PRC Entities insofar as it constitutes matters under the PRC Laws, set forth in the “Corporate History and Structure” section in the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structure of the PRC Entities as described in the Prospectus does not, and immediately after the Offering and sale of the offered securities, will not violate any applicable PRC Laws.

13.	None of the PRC Entities is currently prohibited from paying any dividends on their equity interests in accordance with PRC Laws and the articles of association of such PRC Entity. Except as disclosed in the Prospectus and subject to satisfaction or completion of applicable formalities under the PRC Laws in respect of foreign exchange, provision of applicable statutory reserves and deductions of the withholding tax, all dividends and other distributions declared and payable upon the equity interests of Work Age (Hangzhou) Medical Treatment Technology Co., Ltd. may under the PRC Laws be paid in Renminbi and freely converted into foreign currency and freely transferred out of the PRC without the necessity of obtaining any other Governmental Authorization.

14.	All principal beneficial owners who are PRC residents have completed the necessary registration with the local SAFE branch or qualified banks as required by SAFE Circular 37.

15.	Each of the PRC Entities has duly registered with the relevant PRC tax bureaus having jurisdiction over such PRC Entity, and except as otherwise disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiries, none of the PRC Entities is currently under investigation, or has been claimed or penalized for any material PRC tax non-compliance.

16.	(A) Except as disclosed in the Prospectus and to the best of our knowledge after and reasonable inquiries, each of the PRC Entities has made all mandatory contributions to employee social insurances and housing plans under the PRC Laws; (B) except as disclosed in the Prospectus, each of the PRC Entities is in compliance with all PRC Laws on labor and employment; (C) except as disclosed in the Prospectus and to the best of our knowledge after and reasonable inquiries, no labor dispute, legal proceedings or other conflict with the employees of any of the PRC Entities exists or is imminent or threatened; and (D) except as disclosed in the Prospectus and to the best of our knowledge after and reasonable inquiries, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to any of the PRC Entities under, or to interfere with or prevent compliance by any of the PRC Entities with, any PRC Laws on labor and employment, except, in the cases of clauses (B), (C) and (D) above, for such circumstance where there would not, individually or in the aggregate, result in a Material Adverse Effect.

17.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, jointly promulgated the M&A Rules, which became effective on September 8, 2006, as amended on June 22, 2009. Based on our understanding of the PRC Laws, we are of the opinion that the approval by the CSRC under the M&A rules is not required to be obtained for the Offering. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

18.	The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Business”, “Regulations”, “Taxation”, and “Legal Matters”, to the extent that such statements describe or summarize PRC legal or regulatory matters, are true, accurate and correct and fairly present or fairly summarize in all material respects with respect to the PRC legal and regulatory matters referred to therein; and such statements do not contain any untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

19.	Under the PRC Laws, none of Group Companies or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding and could not successfully interpose any such immunity as a defense to any legal action, suit or proceeding.

20.	(A) The execution, delivery and performance by the Company of the Underwriting Agreement and other transaction documents, (B) the issuance and sale of the Offered Securities, and (C) consummation of the transactions contemplated by the Underwriting Agreement and other transaction documents, as applicable, do not and will not (i) result in any violation of the provisions of the articles of association or business license of any of the PRC Entities; (ii) result in any violation of any provision of the PRC Laws or Governmental Authorization or any judgments, order or decree of any Governmental Agency or PRC court binding on any of the PRC Entities to which any of the PRC Entities is a party or by which any of them is bound or to which any of their properties or assets is subject; (iii) will not be materially affected by the M&A Rules or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules; and (iv) do not require the prior approval of the CSRC, including, without limitation, under the M&A Rules.

21.	To the best of our knowledge after due and reasonable inquiries, the application of the net proceeds to be received by the Company from the Offering as contemplated by the Prospectus does not and will not contravene (A) any provision of applicable PRC Laws, (B) any applicable articles of association of the PRC Entities; and (C) any decree, order or judgment of any Governmental Agency or PRC court binding on any of the PRC Entities.

22.	On February 17, 2023, the CSRC issued the New Administrative Rules Regarding Overseas Listings, which came into force on March 31, 2023. According to the New Administrative Rules Regarding Overseas Listings, among other things, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Trial Administrative Measures. In accordance with the New Trial Administrative Rules Regarding Overseas Listings, the Company will need to submit its filing application to the CSRC within three working days after the completion of this Offering.

23.	As a matter of PRC Laws, no holder of the Offered Securities who is not a PRC resident will be subject to any liability of any of the Group Companies or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Offered Securities. There are no limitations under the PRC Laws on the rights of holders of the Offered Securities who are not PRC residents to hold, vote or transfer their securities nor are there any statutory pre-emptive rights or transfer restrictions applicable to the Offered Securities, except for (A) the possible PRC tax that may be applicable to any gains that the holders of the Offered Securities may realize on the sale of any or all such Offered Securities and (B) those relating to a transaction subject to the PRC antitrust laws.

24.	There are no reporting obligations to any Government Agencies under PRC Laws on the holders of the Offering Securities who are not, and are not indirectly held by, PRC residents.

D. Consent

We hereby consent to the use of our name under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Regulations,” “Material Income Tax Consideration,” “Legal Matters,” and elsewhere in the Registration Statement. We also consent to file this opinion letter as an exhibit to the Registration Statement.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

Although we do not assume any responsibility or liability for the accuracy, completeness or fairness of the statements contained in the Registration Statement, or the Prospectus, to the best of our knowledge after due and reasonable inquiries, nothing has come to our attention that would reasonably cause us to believe that, (A) the Registration Statement (other than the financial statements and related schedules, statistical data and other expertized statements therein, as to which we express no opinion), as of its effective date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (B) the Prospectus (other than the financial statements and related schedules, statistical data and other expertized statements therein, as to which we express no opinion), as of its date and the date hereof, contained or contains any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Very truly yours,

/s/ ALLBRIGHT LAW OFFICES (FUZHOU)
ALLBRIGHT LAW OFFICES (FUZHOU)

Annex A List of PRC Entities and Shareholding Information

No.	Full Name	Shareholder(s)	Percentage(s) of Equity Interests Owned
1.	Work Age (Hangzhou) Medical Treatment Technology Co., Ltd.（沃氪时代）	Work Medical Technology Group (China) Limited	100%
2.	Work (Hangzhou) Medical Treatment Technology Co., Ltd.（沃氪医疗）	Work Age (Hangzhou) Medical Treatment Technology Co., Ltd.	100%
3.	Hangzhou Shanyou Medical Equipment Co., Ltd（杭州山友）	Work (Hangzhou) Medical Treatment Technology Co., Ltd.	95%
		Baiming Yu	3.35%
		Liwei Zhang	1.65%
4.	Shanghai Chuqiang Medical Equipment Co., Ltd（上海初强）	Hangzhou Shanyou Medical Equipment Co., Ltd	100%
5.	Hangzhou Hanshi Medical Equipment Co., Ltd（汉士医疗）	Hangzhou Shanyou Medical Equipment Co., Ltd	60%
		Cheng Peng	25%
		Xiuwen Zhang	10%
		Zhengyan He	5%
6.	Hangzhou Youshunhe Technology Co., Ltd.（杭州友顺禾）	Hangzhou Shanyou Medical Equipment Co., Ltd	51%
		Hangzhou Shunshunxin Material Technology Co., Ltd.	49%
7.	Hangzhou Woli Medical Treatment Technology Co., Ltd.（杭州沃俪）	Work (Hangzhou) Medical Treatment Technology Co., Ltd.	100%
8.	Shanghai Saitumofei Medical Treatment Technology Co., Ltd.（上海赛图）	Work (Hangzhou) Medical Treatment Technology Co., Ltd.	44.2017%
		Jun Ma	20.8008%
		Jianyuan Lu	17.3340%
		Huangshan Tunxi District Leading Industry Incubation Fund Partnership (Limited Partnership)	13.3300%
		Shanghai Aikerui Medical Technology Co., Ltd.	4.3335%
9.	Hunan Saitumofei Medical Treatment Technology Co., Ltd.（湖南赛图）	Shanghai Saitumofei Medical Treatment Technology Co., Ltd.	100%
10.	Huangshan Saitumofei Medical Technology Co., Ltd.（黄山赛图）	Shanghai Saitumofei Medical Treatment Technology Co., Ltd.	100%

Annex B List of Intellectual Properties

1.	Trademarks

No.（序号）	Trademark Graphics（商标图形）	Trademark Classes（国际分类）	Trademark Registration No.（商标注册证号）	Registration validity period（注册有效期限）
1		10	3496763	2034.09.20
2		10	45207397	2031.04.06
3		10	36105130	2029.11.27
4		24	70117006	2033.10.27
5		10	70113945	2033.11.06
6		5	70112405	2033.11.06
7		36	70107445	2033.08.27
8		35	70107427	2033.08.27
9		44	70106256	2033.08.27
10		3	70105831	2033.10.27
11		42	70104692	2033.08.27
12		41	70104659	2033.10.27
13		9	70104259	2033.08.27
14		16	70102953	2033.08.27
15		21	70093576	2033.10.27
16		11	70091370	2033.11.06

2.	Patents

No.（序号）	Patent Owner （权利人）	Patent Name （专利名称）	Patent type （专利类型）	Patent No. （专利号）	Patent Publication Date（授权公告日）	Patent Term （专利权期限）
1.	Hangzhou Shanyou	A carbon dioxide absorption tank 1	Utility model	ZL201822130552.0	07/31/2020	15 years
2.	Hangzhou Shanyou	An arterial compression hemostat	Utility model	ZL201520791869.2	03/02/2016	15 years
3.	Hangzhou Shanyou	A new-type anti-allergy mask	Utility model	ZL202021052943.6	04/09/2021	15 years
4.	Hangzhou Shanyou	A new-type vaginal dilator	Utility model	ZL202021230920.X	05/25/2021	15 years
5.	Hangzhou Shanyou	Compression hemostat	Appearance design	ZL201530411996.0	04/13/2016	10 years
6.	Hangzhou Shanyou	Hemostat and hemostat module	Utility model	ZL201721459172.0	06/28/2019	15 years
7.	Hangzhou Hanshi	Prostate dilatation catheter (one balloon)	Appearance design	ZL201930731098.1	10/30/2020	100 years
8.	Hangzhou Hanshi	A prostate dilatation catheter	Utility model	ZL201922387773.0	02/02/2021	15 years
9.	Hangzhou Shanyou	An umbilical cord ligation ring for newborn	Utility model	ZL202022331716.3	09/28/2021	15 years
10.	Hangzhou Hanshi	A new-type prostate dilatation catheter	Utility model	ZL201922420338.3	02/02/2021	15 years
11.	Hangzhou Shanyou	A new type of protective mask	Utility model	ZL202022231860.X	12/3/2021	15 years
12.	Hangzhou Shanyou	An umbilical cord ligature	Utility model	ZL202022374054.8	11/30/2021	15 years
13.	Hangzhou Shanyou	A new type of umbilical cord ligation ring for newborns	Utility model	ZL202022374829.1	11/30/2021	15 years
14.	Hangzhou Shanyou	A tracheal intubation can automatically inflate and deflate monitoring pressure cuff device	Utility model	ZL201920630410.2	04/04/2020	15 years
15.	Hangzhou Hanshi	A visual prostate expander	Utility model	ZL201821836490.9	05/22/2020	15 years
16.	Hangzhou Shanyou and Hangzhou Obstetrics and Gynecology Hospital	A umbilical cord clamping device	Invention	ZL202010604739.9	10/21/2022	20 years

17.	Hangzhou Shanyou	Filtration mechanism and a new type of mask containing the said filtration mechanism	Utility model	ZL202221864363.6	02/03/2023	15 years
18.	Hangzhou Shanyou	Filter and novel mask containing the filter	Utility model	ZL202221867065.2	02/03/2023	15 years
19.	Hangzhou Shanyou	A new type of filter mask	Utility model	ZL202221867105.3	03/21/2023	15 years
20.	Hangzhou Shanyou and Hangzhou Obstetrics and Gynecology Hospital	An umbilical cord cutting device	Invention	ZL201910748225.8	01/23/2024	20 years
21.	Hangzhou Shanyou	A kind of umbilical cord clamp and its processing process	Invention	ZL201910748013.X	09/29/2023	20 years
22.	Hangzhou Shanyou	A kind of carbon dioxide absorption tank	Invention	ZL201811548926.9	03/19/2024	20 years
23.	Hangzhou Shanyou and Hangzhou Obstetrics and Gynecology Hospital	A novel umbilical cord clamping device	Invention	ZL202010605813.9	01/23/2024	20 years
24.	Shanghai Saitumofei	Data labeling processing method, device, and system	Invention	ZL202011602759.9	07/18/2023	20 years
25.	Hangzhou Shanyou and Hangzhou Obstetrics and Gynecology Hospital	Umbilical cord clamp	Appearance design	ZL202330142507.0	09/26/2023	10 years
26.	Hangzhou Shanyou and Hangzhou Obstetrics and Gynecology Hospital	A clamping device for the umbilical cord	Utility model	ZL202320646770.8	10/27/2023	15 years
27.	Hangzhou Shanyou and Hangzhou Obstetrics and Gynecology Hospital	A clamping and connecting device for umbilical cords	Utility model	ZL202221818091.6	07/21/2023	15 years
28.	Hangzhou Shanyou and Hangzhou Obstetrics and Gynecology Hospital	A clamping device for umbilical cord clamps	Invention	ZL202111621435.4	07/16/2024	20 years
29.	Hangzhou Shanyou	Breathing circuit tube	Appearance design	ZL202330861318.9	07/16/2024	10years

3.	Domain Name

Company (公司名称)	Domain name (域名)	Website filing（网站备案）	expiry date （到期时间）
Hangzhou Shanyou	hzsy120.com	浙ICP备05002935号-1	2031.8.15

4.	Computer Software Copyrights

Company (公司名称)	Name of Computer Software Copyright (软件名称)	Registration No. (注册号)	Date of First Publication (首次发表日期)
Shanghai Saitumofei	White blood cell classification system based on convolutional neural network V1.0	2020SR1798799	Unpublished

Annex C Properties in which the PRC Entities Own an Interest

NO.（序号）	Location （坐落）	Certificate of Property Ownership（不动产权证）	Area （建筑面积） （㎡）	Use（用途）	Type （使用权类型）	Collateralisation（抵押情况）
1	No.138, Building 1 – 3, Louta Town, Xiaoshan District, Hangzhou	浙（2021）萧山区不动产权第0103489号	9,011.85	Office space & manufacturing facility	Right to use houses (structures)	It has been mortgaged to Wenyan Branch of Zhejiang Xiaoshan Rural Commercial Bank Co., LTD
2	No.138, Building 5, Louta Town, Xiaoshan District, Hangzhou	浙（2021）萧山区不动产权0103488号	9,641.44	Manufacturing facility	Right to use state-owned construction land/right to use houses (structures)
3	No.138, Building 6, Louta Town, Xiaoshan District, Hangzhou	浙（2021）萧山区不动产权第0103487号	13,681.46	Manufacturing facility	Right to use houses (structures)
4	No.138, Building 5,, Louta Town, Xiaoshan District, Hangzhou	-	-	Warehouse	-	No

Annex D List of Rental Properties

Lessee (承租方)	Property Location (物业坐落)	Lessor (出租方)	Rental Usage (租赁用途)	Area （租赁面积）(Square Feet)	Term of Lease (租赁起止时间)
Hangzhou Shanyou	Building No. 113, Louta Town, Xiaoshan District	Hangzhou Tianxia Weaving Co., Ltd.	Sterilization Warehouse	21,528	November 30,2024 to May 29, 2025
Hangzhou Shanyou	Development District	Hangzhou Xiaoshan Louta Guancun Stock Economic Union	Driveway	2,828	January 1, 2023 to December 31, 2025
Hangzhou Shanyou	Development District	Hangzhou Xiaoshan Louta Guancun Stock Economic Union	Driveway	9,831	January 1, 2023 to December 31, 2025
Hangzhou Shanyou	Development District	Louta Town Village Committee	Warehouse and Parking Area	45,208	January 1, 2011 to December 31, 2027
Shanghai Chuqiang	Caojing Town, Jinshan District, Shanghai	Ailiu Real Estate Co., Ltd.	Office	108	February 27, 2018 to February 26, 2028
Hunan Saitumofei	Room 204, 201, Building A42, Lian Dong Jin Yu Industrial Centre	Changsha Yixianglong Property Management Co., Ltd.	Office	646	January 2, 2023 to January 1, 2026
Hunan Saitumofei	Room 201, 204, Building A42, Lian Dong Jin Yu Industrial Center, Wang Cheng Economic and Technological Development Zone, Changsha	Hunan Hua Mao Doctor Medical Technology Co., Ltd.	Office and Manufacturing Facility	646	November 1, 2024 to October 31, 2029
Shanghai Saitumofei	Room 145, Zone A, 1/F, Building 6, No. 4997, Bao’an Highway, Anting Town, Shanghai	Jufu (Shanghai) Enterprise Management Consulting Co., Ltd.	Office	114	June 1, 2024 to May 31, 2025
Huangshan Saitumofei	No. 6-2 – 6-3, Xingyu Road, Tunxi District, Huangshan	Huangshan Tunxi District State-owned Assets Investment and Operation Co., Ltd.	Storefront	427	August 1, 2024 to July 31, 2025